EXHIBIT 99.1

KIT digital Inc.
Multicast Acquisition Conference Call
March 16, 2010

Operator:                                             Good morning and thank you for participating in today’s conference call to discuss KIT digital’s acquisition of Multicast Media Technologies. With us today are Kaleil Isaza Tuzman, Chairman and CEO of KIT digital; Gavin Campion, the company’s President; and Robin Smyth, the company’s CFO. Also joining us today is Lou Schwartz, the CEO of Multicast. Following their remarks, we will open up the call for questions.

Before we continue, I would like to take a moment to read the company’s Safe Harbor Statement. During this call, management may make forward-looking statements related to the business of KIT digital Inc., which can be identified by the use of forward-looking terminology such as anticipate, believes, estimates, expects or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in the company’s public filings with the US Securities and Exchange Commission. KIT digital is not under any obligation to and expressly disclaims any such obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

I would like to remind everyone this call will be available for replay through April 16th, 2010 starting this afternoon at 1:30 p.m. Eastern Time. A webcast replay is available via the link provided in yesterday’s press release.

Now, I would like to turn the call over to the Chairman and CEO of KIT digital Mr. Kaleil Isaza Tuzman. Sir, please proceed.

Kaleil Isaza Tuzman:                         Thank you operator. Good morning everyone, and thank you for joining us today to discuss KIT digital’s acquisition of Atlanta, Georgia based Multicast Media Technologies and our recent agreement to repurchase outstanding in the money warrants.

As you saw, yesterday morning we issued a press release announcing the acquisition—something both companies have been looking forward to announcing for quite a bit of time. We’ve been working on this together since the latter half of last year. We believe our combined forces will provide major synergies in terms of business development, platform technology, geographical footprint and overall growth potential. And, we expect Multicast’s financial contribution to be immediately accretive on both a revenue and a cash-flow basis.

Multicast has distinguished itself as the North American market leader in live event broadcasting, internet video and targeted multi media communications for large government, non-profit and faith based organizations, as well as major Fortune 500 corporations. In fact, in 2009, more than 2,300 enterprise clients used Multicast hosted solutions to broadcast 50,000 live events, and serve up some 250 million video streams.

While we believe KIT digital has achieved a leading market share position for enterprise class IP video management on a global basis—we clearly have a number one position in EMEA (Europe, Middle East and Africa) as well as the Asia Pacific region—the acquisition of Multicast now makes us the clear number one provider in North America as well. Multicast also enhances our capability in serving video to the three screens of the mobile device, browser and IP enabled television set, and this naturally strengthens our dominance in the global arena.

We believe our complementary technology platform, combined client experience and strong partnerships will help us continue to execute on our vision of being the premier global provider of IP Video Asset Management software (or “VAMs”) and related services for enterprise clients.

Multicast’s approximately 12 million per year in recurring license revenue puts us at over $2 million for our North American business per month and makes the North American business our second largest region globally. It also puts us in the clear number one position related to corporate or enterprise IP video use in North America.

We acquired Multicast for a net consideration of approximately $18 million, which is comprised of $4.9 million in cash, 1.3 million shares of KIT digital common stock, plus the assumption of approximately $4.6 million in long-term liabilities—which we plan to pay down immediately.

All of this forms the basis for very strong growth—both organic and acquisitive—as we continue to deliver the best IP video experience for enterprise customers around the world. As we’ve said previously, we target a growth profile that involves 60 to 70% of our growth being organic, and 30 to 40% being by complementary accretive acquisition.

Concurrent with acquiring Multicast, we have also announced that we have acquired or agreed to acquire nearly four million of our outstanding in-the-money warrants over the course of this first quarter, applying the proceeds from our recent $15 million public equity offering announced last week. We are executing this warrant buy-back for a number of important reasons. It is mathematically accretive; it simplifies our capital structure; and…you’ll see that in the next couple of quarters, it has the potential to eliminate quarterly non-cash derivative charges that distort our actual operating performance. Above all, it follows our policy of providing maximum transparency to investors and analysts who follow our company.

Pro forma of the issuance of common shares as well as the cash outlay related to the acquisition of Multicast and the repurchase of outstanding in-the-money warrants, as well as the payment of assumed liabilities of Multicast, we estimate that we will have about 17.7 million as diluted shares outstanding, and approximately $15 million in cash and equivalents on our balance sheet. We note that these are estimates only at this time. There will be some restructuring costs following the acquisition of Multicast.

The CEO of Multicast, and now our partner in the business, Lou Schwartz (who you will hear from shortly) has assembled a solid management team that has served clients well and is renowned in the industry. We believe that across business development, product development and current technology service, Multicast employees will flourish within the larger KIT digital family.

Now, I would like to turn the call over to my partner and our President Gavin Campion for some additional comments about Multicast and our plans for integration. Gavin?

Gavin Campion:                                   Well, thank you Kaleil. As Kaleil expressed, Multicast was a choice acquisition for us in a number of ways, and they bring much to the table. Multicast has been a great innovator. In fact, they were the first online video platform provider with a complete set of functionality needed to transcode, manage, deliver and display content on Apple’s iPhone and iTouch machines. They have high visibility in the industry. In fact, they were recently awarded first place for Streaming Media Magazine’s 2009 Reader’s Choice Award in the Transcoding software as a service category by more than 5,000 voters.

Our mid-term plan is to progressively integrate Multicast Media suite, live and content delivery solutions into our VX-one platform, and expect to have Multicast clients operate in a unified platform environment by the third quarter of 2010.

This includes integrating Multicast’s successful channel partnerships with leading content delivery infrastructure companies, creative agencies that serves these companies, all of which buttress Multicast’s strong direct sales team.

We see Multicast strengthening our operations and offerings in three significant ways. Firstly, the acquisition adds approximately 960 distinct clients, which includes the important, and in fact, growing verticals of not-for-profits and corporate communications. Names you may easily recognize include FedEx, The Knot, In Touch Ministries, Move, World Changers Church International, Delta Airlines, Joyce Meyer Ministries, Cummins, Lakewood Church, Home Box Office, The Christian Science Publishing Society, EWTN Global Catholic Network, AutoTrader.com, and AstraZeneca, and many, many other marquee brands.

Of these 960 clients, over half of the customers can be classified as “not-for-profit, government and faith-based”, with the balance represented as “commercial enterprise”.

We see an enormous sales potential with the globalization of the not-for-profit vertical. Since most of Multicast clients are in North America, this presents an opportunity to train our global sales force on the offering and serving global markets where we operate, which likely represents the most significant area of revenue upside from the Multicast acquisition.

Secondly, is the geographical footprint. Multicast further strengthens KIT digital’s position in the expanding North American market, with two market-leading companies joining forces. Following our acquisition of The FeedRoom in October, the acquisition of Multicast further entrenches us in North America with additional enterprise level clients and not-for-profit organizations to add to the client roster.

And, thirdly, Multicast adds the complementary and attractive IP video technology platform called Multicast Media Suite—with a video asset management back-end and a publishing layer—consisting of a suite of approximately 90 players with different sizes, aspect ratios and features.

We are planning for Multicast’s approximately 90 employees to remain in Atlanta Georgia, which will become an important hub for KIT digital’s activities in North America and indeed in South America. The acquisition includes the appointment of several of Multicast’s executives to KIT digital’s global management team, including Lou Schwartz as the Head of the Americas. We’d like Lou to share with us a few words about Multicast and his perspective on this new combination of our companies. Over to you, Lou.

Lou Schwartz:                                     Thank you Gavin and thank you Kaleil for those kind remarks, and I’m glad to join you on this call to talk about Multicast and what we bring to KIT digital.

I’d first like to say that as a profitable long-term player in the IP Video platform industry, we had numerous strategic options. After fully examining these other options, we determined that our long-term business objectives of value creation could best be realized in merger with KIT. KIT digital is clearly the leader in IP video management in the global arena, and it was a natural fit for our business that’s highly concentrated in the US; we’re confident that our collective strength will yield exceptional value and benefits for our newly combined customer base.

As a matter of background, I’m proud to say that Multicast has been one of the pioneers in the IP-delivered video space. In the earliest phase of the business, we functioned as a full-service provider and eventually migrated to a software-as-a-service (“SaaS”) model as customers became more sophisticated and wanted greater access to our toolset and support system. Multicast has since become one of the absolute leaders in online video platform space targeting organizations who communicate via live and on-demand video, audio and rich media presentation. We bring to KIT digital our Media Suite, which is a complete end-to-end online video platform covering content ingestion, transcoding, to asset management to publishing via a library of 90 video player templates, to a robust analytic dashboard for measuring the performance of media delivery; and our entire software fits on top of three of the biggest Tier 1 CDN’s including Akamai, Limelight and Level 3—delivering IP video to multiple IP-enabled devices.

Our Media Suite is in tune to address the needs of enterprise customers looking to leverage video for education, training, sales and marketing, corporate communications and inspirational communication, and we believe it’s the one platform in the marketplace that handles live video as seamlessly as it handles V0D. And customers can be provisioned on Media Suite in minutes, not hours or days.

One reason for this rapid provisioning is our client management and support teams are best-in-class, with thought leadership and specialized experience in the vertical markets that we service providing 24x7 by 365 days’ support.

We have licensed our Media Suite platform to customers using a traditional SaaS model, charging customers a guaranteed minimum monthly licensing fee including an overage for excess usage. Contracts are long-term and automatically renewable, and we currently serve almost 1,000 direct customers that generate more than a $1 million in monthly recurring revenue.

Our overall strategy has been to target customers who use multiple media sites, create and update media frequently, deliver content in-house/behind the firewall, and externally/outside the firewall and have wide distribution strategies. And, unlike many of our peers, we have not been entirely focused on the media and entertainment sectors that generate revenue from advertising, paid media and subscription based models. Rather, we have maintained a heightened focus on enterprise organizations that leverage video for greater efficiency, productivity and cost savings from reduced travel and an alternative medium.

Multicast has developed a customer-centric business philosophy that forces us to go above and beyond for the customer, and we now join KIT digital—who also shares this vision.

As Kaleil mentioned, bringing us together is something both companies have been looking to do for quite a bit of time, and we’re delighted to join the KIT family and we strongly believe that our collective strength will yield exceptional value and benefit for our newly combined customer base.

And, now I’d like to turn the call back to Kaleil. Kaleil?

Kaleil Isaza Tuzman:                         Thanks, Lou. Thanks, Gavin. We are really delighted, as you can tell, to have completed this transaction, and we feel like we’re in as strong a position as we ever have been to continue our growth ramp and our path to be the number one provider globally serving the enterprise in video asset management.

So operator, we’d like to now turn the call over to questions from our listeners.

Operator:                                             Thank you sir. At this time, if you would like to ask a question, please press the star and one on your touchtone phone. You may withdraw your question at any time by pressing the pound key. And, once again, to ask a question, please press the star and one on your touchtone phone.

And, our first question will come from Richard Ingrassia with ROTH Capital. Your line is open.

Richard Ingrassia:                             Thanks. Good morning everybody.

Kaleil Isaza Tuzman:                         Good morning.

Richard Ingrassia:                                Kaleil or maybe Lou, I know KIT doesn’t have customer concentration of more than 2.5% of revenues today, but is there any concentration at all at Multicast?

Kaleil Isaza Tuzman:                            Lou, do you want to take that?

Lou Schwartz:                                        Yes. We actually don’t have any one customer that amounts to more than 2.5% of our annual billing. Our largest customer probably amounts to about 2 to 2.5% but nothing greater than that.

Kaleil Isaza Tuzman:                            Obviously Richard, you’d keep in mind of course that on a pro forma, combined basis, that Multicast revenue represents around 15% or what have you of the total. So, you’d have to multiply that through.

Richard Ingrassia:                                Okay. And Lou, how was it that Multicast is able to establish such a dominant market share in the faith-based segment? And, to what extent do you think that segment is penetrated so far?

Lou Schwartz:                                        As I indicated earlier, I founded the company back in 2000 in the earliest days of IP video. And, the faith-based market was a natural target for us. They were a market that was accustomed to purchasing television time in multiple regional markets, as you know, in the way that cable and satellite is fragmented. They needed to go into each regional/local markets and spot-buy time. So, the Internet and its ubiquity was a natural source of value for them, as they were looking to distribute and broadcast their messages to a global audience. And, the interactivity that the Internet provides enabled these faith-based organizations to create incremental revenue by having integrated click-and-donate or click-and-buy capabilities built into the user interface. And those are some of the value points that the Internet provides for those faith-based organizations. So, they were the earliest adopters of IP based video, and really sort of enabled us to recognize the trends and opportunities in IP-delivered video.

  And, just in the U.S. alone, there’s probably a $2 to $3 billion market. Our addressable market for faith-based organizations alone in the US that have the capability to deliver media, it’s probably close to $1 billion. And, we believe that the marketplace outside of the US, particularly in Brazil, in the EMEA and even in the AsiaPac region is even much greater. So, the opportunity to bring both Multicast together with KIT is really compelling if you just focus on the opportunity to expand our faith-based market to a global audience.

Kaleil Isaza Tuzman:                            Rich, I would just add to Lou’s comment that one of the things that attracted us to Multicast is the fact that we’re active, as you know, in the BRIC and emerging markets, and evangelical religion is really a growth business in places like China, Brazil—as Lou had mentioned—Russia and other places. So, we’ve been seeing it in the field as well, and I think Lou, that Chance Mason, our new global Head of Faith-Based Initiatives is actually down in Latin America as we speak.

Lou Schwartz:                                        Yes, that’s correct. He’s on the ground right now in Brazil beginning to target the evangelical market in Brazil, which is rapidly emerging.

Richard Ingrassia:                                Interesting. And Kaleil, is there any significant overlap on the client base of Multicast and FeedRoom? And, if there is, I mean, does that give you an opportunity now—with a better toe-hold—of getting those clients to further expand the range of services you provide to them?

Kaleil Isaza Tuzman:                            Part of what attracted us here is the fact that we had complementary as opposed to overlapping sales vertical expertise. We see a lot of upsell capability around mobile and IPTV (when we say “IPTV”, we’re using the global definition of course, which is around set-top boxes, IP-enabled television sets within the context of cable-type delivery) across the Multicast client base—just as we did for FeedRoom. I think we found a couple—I mean, literally two or three—that have overlapped in the corporate vertical, and in those cases, we’ve been serving different divisions of that major corporation. So, I think it’s pretty much pure revenue synergy upside potential.

Richard Ingrassia:                               Thanks. Great. And, just last, two quick questions for Robin. Will there be any warrants outstanding post deal?

Robin Smyth:                                        [Inaudible]

Kaleil Isaza Tuzman:                          …I think Robin is in Singapore so I may help out here. And Robin, if you can hear, correct me if I’ve got this wrong, but we’re buying about 90% of the outstanding in-the-money warrants. So, we would have a small overhang remaining, unless we’re successful in doing that before the end of the quarter, which is possible, but we plan on having a small overhang remaining in the vicinity of about 500,000 or so, but that’s not an exact number. Robin?

Robin Smyth:                                       Sorry about that. Yes. That’s correct. There’s obviously pockets which we still haven’t finalized any buy-back with, and obviously the focus would be to clean them all up when and where we can, but there would be some outstanding.

Richard Ingrassia:                             Okay. And then Robin, it’s probably too early for this, but do you have any sense to what the annual intangible amortization charge might be post deal to KIT—the combined company?

Robin Smyth:                                       Out of the Multicast deal I would have thought there would be some increase in the amortization, but we haven’t got that figured yet, because like in all good auditing these days, we need to get outside evaluations on intangibles and that sort of thing. We’ll be going through that process. But obviously, there will be intangibles coming out of the deal—which will set up an amortization charge of course.

Richard Ingrassia:                              Okay. All right. Thank you.

Operator:                                              We’ll take our next question from Robert Coolbrith with Think Equity. Please proceed.

Robert Coolbrith:                                Good morning. Just wondering if you could give us some information on the profitability of the acquired business, maybe on, you know, comparable to the operating EBITDA margin that KIT generally reports. And then, also any internal growth metrics for Multicast, any trends or customer account year-over-year, you know, from the most recent period? Thank you.

Kaleil Isaza Tuzman:                          Hi Robert. In terms of operating EBITDA margin, which is where we focus, we would expect a positive contribution on a marginal basis to our guidance given for 2010. And, that’s probably where we’re going to stop in terms of disclosure, and that’s consistent with the comment made previously on the call: that we see the transaction as accretive from both a revenue and an operating cash-flow perspective.

On your second question, as you know from previous activity, we don’t manage segmented corporate divisions in our company. We integrate by region, and so we’re not going to be reporting Multicast separately or reporting the growth from that specific client set because it’ll be immediate shared client delivery and platform technology. I think the pattern in general around our business has been that there are, on occasion, acquisitions that we’ve made where the growth profile of the acquisition has been lower historically than our own growth profile, not because of any really fundamentally different management approach or opportunity—but because of the constraints of being part of a smaller company or having not as broad of a product set or not as broad of a global footprint that can be applied to an existing product set. And, I think we expect the same dynamic to appear here. So, even though the transaction is accretive on a day-one basis in terms of revenue and operating cash flow, we expect other synergies on both the top-line and from a margin perspective to emerge as we’re able to also improve growth rates based on a broader capability set.

Robert Coolbrith:                                Great. And, one other—or, a couple of other quick questions. If you could maybe provide a breakdown: is Multicast comparable, in terms of their revenue contribution from license minimums versus usage? And also: average duration of contract. Thank you.

Kaleil Isaza Tuzman:                          Sure. I’m going to take part of that and then pass it to Lou. With respect to the profile of SaaS revenues and services, it’s a similar profile. Multicast in fact has a higher percentage than we do on the software side of their business versus services and customization, which is a positive. And, with respect to the way that that licensing breaks out in terms of minimums and usage, it’s not that dissimilar. I think Multicast—and I would stand to be corrected by Lou—has a slightly higher minimum license profile vis-à-vis usage fees within the SaaS component.

In terms of the second part of your question, I’ll defer to Lou.

Lou Schwartz:                                      Just to expand that point Kaleil, 90% of our revenue contribution comes from recurring revenues, most of which are license fees for the use of our platform. The balance is usage or overage and professional services.

Kaleil Isaza Tuzman:                          Robert, I think you had also asked about contract duration, which we actually addressed during the call, but just to repeat…

Lou Schwartz:                                       I’m sorry. Our contracts are long term and automatically renewable.

Robert Coolbrith:                                 Okay. Thank you.

Operator:                                               And, we’ll take our next question from Richard Fetyko with Merriman. Please proceed.

Richard Fetyko:                                   Good morning guys. Congrats on the acquisition. On the cash-flow or EBITDA accretive comment that you made, is that—I guess, you said it’s accretive on day one, so it’s accretive even before the any sort of restructuring steps that you may take? How should we understand that?

Kaleil Isaza Tuzman:                           Yes. Same thing that we’ve said before. There are occasionally day-one synergies around things like payments that might be made to vendors that are no longer needed on a combined basis, or a particular employee that’s not needed from day one. But, when we talk about day-one synergies, we are talking about the financial profile before we realize synergies over the longer term once you have platform integration.

Richard Fetyko:                                   Great. And then, on the Media Suite that Multicast has built over the years, I mean, it sounds like there’s a lot of features in the faith-based market that the VX platform didn’t need frankly. So, I was just curious: how some of those features will be maintained or integrated into the VX platform? And, which elements perhaps that you’ve identified are particularly interesting?

Kaleil Isaza Tuzman:                           I’m not sure I would agree with the supposition. I think that faith-based broadcasting, which is a part of Multicast business (obviously there’s also a strong presence in government and not-for-profits and corporate) is basically narrowcasting. So, it’s high-fidelity, passionate viewership based on specific content. That bears a lot of similarity to everything from clients like Fashion TV to sports clients and others that we work with, and certainly there’s a lot of similarity to ethnic broadcasting where you have specific high-fidelity, highly passionate content to very specific groups. So, I’m struggling to identify a feature set within the Media Suite platform that Multicast has developed that would not be valuable to the combined company. And, as we’ve said before, we do our platform integration based on our services oriented architecture, and we do integrate modular capability when we make an acquisition. We create a commonality of the data layer and therefore, over time, significant synergies from a delivery perspective. And, I think the same would apply here. Lou, you may have a more sophisticated view here on Richard’s question.

Lou Schwartz:                                      Hi Richard, how are you? With respect to your question, when we think about Media Suite and our product roadmap, we think about it horizontally, across the vertical markets that we service. And, although there are specialized requirements within the faith-based market; they’re not dramatically different than what we see in the enterprise market or other non-profits and government verticals.

I think if you look at the vertical market as a specialized service area, there may be sort of heightened emphasis on social media. But again, we’re seeing a lot of those trends spill into some of our other vertical markets. And so again, as we plan our product roadmap, we think about things horizontally, and many of the requirements that the faith-based market has are not dramatically different than other vertical markets that we service. And we would expect that as we plan for an integrated platform with KIT through this merger, we would actively participate in that product requirement definition, and think about the requirements similar to Kaleil’s comment about having sort of this service-oriented approach.

Richard Fetyko:                                   Right. I didn’t mean to imply that there were faith-based specifics or features. I was kind of more interested in which features that Media Suite has that would be preserved once the customers have migrated to the VX platform, which—perhaps some of the social networking elements that are interesting—apply to, you know, all verticals. But, we’ll cover that off the call.

And, in terms of the client base at Multicast, do you think that a good portion of them would be interested and could use a mobile delivery of their content as well? In other words, could there be a significant upsell on the mobile side?

Lou Schwartz:                                      I assume that question is still directed toward me. I would say affirmatively yes. Part of our strategy is to continue to develop, to address the multiplatform delivery requirements of our customers, and that spans across our entire customer base. All of our customers are interested in mobile and the expanded feature set that KIT offers is a compelling addition to what has historically been a very browser-based platform. And so, having the expanded capabilities that deliver to mobile audience as well as a set-top box audience is only going to expand the value that we can delivery to our customers.

Richard Fetyko:                                   Okay, great. Thanks guys.

Operator:                                              And, we’ll take our next question from Steve Maiden with Maiden Capital. Please proceed.

Steve Maiden:                                       Yes. Hi, guys. Congrats on the transaction.  A few of my questions have already been answered but I have a couple more. Maybe you could just comment, Kaleil, generally on the competition landscape and your market share now pro forma for this deal, and who you view as your main competitors.

Kaleil Isaza Tuzman:                          Hey Steve. Thanks. We really have set out our mission to be the number one provider globally in the large enterprise segment for IP Video Asset Management systems, or “VAMs”, and we’re the clear number one in Europe, Middle East Africa (the EMEA zone). We think we’re clear number one in the Asia-Pacific zone as well. Even our fiercest competitors would acknowledge that, I believe. And, in the US now—and in the Americas really—I think we’re a close number two at this juncture. It’s a little bit difficult to gauge because it’s hard for us to know what the revenue levels exactly are of thePlatform, for example. But, we do have our sight set on being that provider of choice for the large enterprise—both the media and entertainment large enterprise as well as the corporate, or the government or faith-based large enterprise—and that requires us to provide access to the three screens.

It also requires, though, elements that touch capital structure and deals with this for intangible reasons. From the capital structure side, we do increasingly—especially for large RFPs as we’re becoming a larger and more mature company—have requirements around cash balances and bid bonds and other sorts of dynamics that we’ve addressed in previous calls; we’re in a virtuous cycle now where as we get larger and instill more confidence and customers have more references, we’re able to participate at a larger and larger scale, and I would say we’re creating some distance frankly in the market between ourselves and competitors in this respect. By our estimation, we are now twice the size or something thereof of our closest competitor and certainly have much broader reach, a much better balance sheet, much more transparent reporting and an incredibly deep team. We now have six CEOs—former CEOs of successful companies in the space—that are on our senior management team, and all of us have direct P&L responsibility and contribution in the company. So it’s really, I think, a good position.

With respect to the competitive landscape globally—and I say this with great respect because we think it’s a very well-run company with a great team—we probably see thePlatform as a top global competitor,  although we also would be open to and have explored collaboration there over time. There’s a company in Europe that we’ve mentioned before, Dalet, that’s been in the traditional digital asset management area and has made moves towards the IP end. A couple of companies in China have good presence. I think sometimes the market perhaps misinterprets our competitive set. We have great respect for more website-based video player companies such as Ooyala or Kaltura or Brightcove or TVinci and so forth, and often those companies provide good solutions for our clients at the publishing layer, but we don’t really directly compete with them with respect to our VAMs or Video Asset Management solution—which is really kind of a video ERP-type solution as we’ve discussed on these calls before. So, hopefully that helps.

You know, we do have—and I say this with appropriate humility because we’re a small company here—we have a GE approach to things. We want to be number one in the sectors that we pick, and those that we’re not going to be number one in, we will work collaboratively with others and really move out of.  I think clients appreciate that because we work with content delivery networks, with storage companies, with ad-serving companies, with visual- and object-oriented search, etc.—so we’re really playing an intellectually honest and objective role as we recommend those other providers in the ecology to our customers.

Steve Maiden:                                       Great. Thank you. And, maybe I can just trouble you for just a general comment on the IP-video market. As you know, I’ve been an investor for a few years now and it just seems to me, sitting from my perch and listening to, you know—recently, the Akamai call and their discussion on IP-video growth being extraordinary and the focus for their business, and even Cisco talking about their new advanced router and what video and why that’s needed to increase speed of transmission across the internet, primarily because of video—everything seems to be just improving generally for KIT and your focus, and I just wanted to get your thoughts on that generally.

Kaleil Isaza Tuzman:                          Yes. I’ll probably pass to Gavin with reference to some of the CDN relationships and we’ve been working on some great partnership activity globally. And, clearly the 3 CRS router and some of the moves that Cisco is making to provide clearly video-focused infrastructure solutions for clients, is a generically good thing for KIT digital and the industry, so we’re on the sidelines rooting that on.

 I think it doesn’t really make for great press copy or great investor information all the time, but perhaps one of the most important—if not the most important—thing that’s going on in our business right now is we’re planning for the future by really putting in place the all-star team for the VAMs industry. Lou Schwartz is going to be working very closely with Dan Rosen in the U.S., along with Chance Mason. These are the best in the business from our perspective. And we’ve added other executives on the product development and delivery side, as well as global client operations, that we’ll be addressing to the market over the next couple of weeks, that come from some of the leading technology organizations globally. So, that’s kind of behind the scenes. It takes time to materialize, but we’re trying to put in place a foundation to become a much larger company as we go forward.

Gavin, especially in the context of the Level 3 relationship that exists at Multicast and so forth—and I know you’re a little closer day-to-day to the Akamai relationship—I’m not sure if you want to comment.

Gavin Campion:                                   Well, I’m certainly going to agree with the point that the market is expanding rapidly and reinforce the points that our investment currently—and our structures and our systems and processes in our resourcing—really provide ourselves with a platform to expand into that marketplace and hopefully grow quicker then the market itself is growing, thereby expanding market share. I think we more and more are seeing interest and growth from partners around us. We’ve been true to our clients in the video asset management technology side and we’re working with the likes of Akamai, Level 3, Limelight on the CDN side of things. Obviously, traffic has increased massively month-on-month, quarter-on-quarter for video distributed over IP, and we continue to feel that we’re pretty perfectly placed to capitalize upon that.

Steve Maiden:                                       Super. Thanks, guys. Keep it up.

Gavin Campion:                                    Thank you.

Kaleil Isaza Tuzman:                          Thanks, Steve.

Operator:                                              And, we’ll take our next question from Robert Littlehale with JP Morgan. Please proceed.

Robert Littlehale:                               Good morning. Kaleil, your comment about the distance that you seem to be achieving between yourselves and your competitors, would that imply that perhaps your acquisition activity is perhaps complete—not complete, but certainly you’ve reached a certain level of size that perhaps you’ll rely more on intrinsic growth vis-à-vis acquisition growth?

Kaleil Isaza Tuzman:                         Yes. I think that’s an insightful comment. You know, as I said earlier in the call, we’ve had an objective that hasn’t changed over the last couple of years—it may change in the future, but it certainly it’s going to be true for 2010—to grow at 60 to 70% on an organic basis—pardon me, let me be clearer. Of our total growth profile, to grow 60 to 70% of that growth profile on an organic basis, and 30 to 40% of that growth profile on an accretive and complementary acquisition basis. Those are obviously imperfect and guesswork numbers, but it’s better to have a plan than no plan at all.

Now, our point of view and what leads to that objective is that we see economy of scale in this industry. There’s some economy of scale that’s classic, okay, that applies to every software-as-a-service type of dynamic. You’re able to spend more as a percentage of total gross revenues; as you grow, you spend more on R&D and as we said in the last investor call, we spend as much on R&D today as some of our competitors make in gross revenues. Now, what happens then is you create greater modular functionality, greater client service touch-points and greater customization tools and so forth, and then you extend your lead further. So, you create a virtuous cycle, kind of like the balance sheet and capital structure virtuous cycle that we mentioned before.

We also think there are certain peculiarities to really delivering an ERP type of solution. This is really a video ERP (we’re calling it “VAMs”, or Video Asset Management solutions, which is a new term that we think appropriately coalesces the digital asset management of the old traditional digital based video and the CMS type of companies that manage classic web based assets). So, this VAMs industry is peculiar in that it involves very complex data that needs to be integrated with other data management systems within the enterprise: traditional ERPs and CMS systems and so forth. That also leads to greater green-field, land grab type of dynamics; once you’re in with clients, you’re unlikely to be dis-ensconced, and therefore what you want to do is ramp as quickly as possible, provided that you’re doing so profitably—and that’s what we’ve been doing. So, there is a method to this process.

Now, your point is well taken that as we get to a position where in a given market, the delta between our market share and another competitor is quite large, it doesn’t become as necessary to acquire—meaning that your sales force can run at a high enough clip that you don’t need to make acquisitions. And, certainly we have no philosophical marriage to making acquisitions. It’s purely an analytical comparison of organic sales force activity in a given market versus the price and return of an acquisition. Naturally, you get management skills and other intangibles that are great but the fundamental analysis is around that complementarity.

In the United States there really isn’t much left. I think, obviously if Comcast were to sell thePlatform, we would naturally be an interested party, but I don’t think that’s going to happen anytime soon. We’ve heard of an auction effectively being done by a company in the space for some related assets, but it’s not something that we’re planning at this time, and there really isn’t much to do left in North America for us. I would say somewhat similarly in EMEA, I mean, there’s one other company we’ve had our eyes on in EMEA for some time, but it’s not a company we have any real negotiation with at this time.

Now, it’s a little bit different in Asia-Pacific. There is one company in Asia Pacific. It is already financed for. We wouldn’t go back to the market for equity. We said when we went out in January that we were financing for up to two acquisitions, one in the Americas, one in Asia-Pacific. We’ve announced the first one in the Americas here, Multicast, and the other one—which had a back seat so far because we were working on the priority of the Multicast transaction—now goes to the front seat from a process perspective, and it may or may not happen. It may happen as early as this quarter; it could happen as late as Q3. It really depends on the negotiation process, and as you know from our past activity, we’re very disciplined around accretive acquisitions and around the structure of acquisitions. Management is a large shareholder here, so we’re very sensitive to dilution. So, I can’t promise it will happen but we do continue to proceed with a negotiation with a company in the Asia-Pacific region, and again, it’s already been accounted for in the January financing.

Robert Littlehale:                                Well, great job. Thanks Kaleil.

Kaleil Isaza Tuzman:                          You’re welcome.

Operator:                                               And once again, to ask a question, please press the star and one on your touchtone phone. So, we’ll take our next question from Steve Emerson with Emerson Investment. Please proceed.

Steve Emerson:                                     Congratulations again and it is very exciting to hear that you will be proceeding on a possible Asia-Pacific acquisition. In terms of Multicast, everybody on the call is trying to figure out what the overlay services opportunities are to the Multicast clients. Maybe a way for you to give us a feel is for similar—or call it similar—clients that you’re currently serving in KIT: what proportion of revenues are the services that Multicast provides?

Kaleil Isaza Tuzman:                           Steve, thanks for your kind words. And, I want to make sure we understand your question correctly. Are you asking what portion of what Multicast does today is directly applicable to what percentage of our current client base at KIT digital prior to the acquisition?

Steve Emerson:                                     Well, that’s one way of asking it. I’m trying to figure out what the potential is numerically when you roll out your services and market it to the Multicast clients. Is the available service suite double what the current revenues are per client? What is the potential? What is the available opportunity as you push your current services to the new clients?

Kaleil Isaza Tuzman:                           I see. I’m going to answer the first half of that question and then hand if off to Lou who obviously knows the Multicast clients infinitely better than we do today.

We in a sense are tripling the capability because right now Multicast is serving these clients in an online environment over-the -op, and as you know, KIT digital’s VAMs system supports over-the-top, online—or browser based—delivery as well as both on-deck and off-deck mobile delivery and asset management, as well as IPTV delivery and asset management (IPTV again being defined as a closed network or a hybrid closed network dynamic). And, from a raw technology perspective, you’re at least tripling because we’re not even accounting for the additional online tools I think our digital platform will offer.

 So, that’s from a technology perspective. Not necessarily a commercial perspective. So, I’ll hand it to you, Lou, in that respect.

Lou Schwartz:                                       I would agree with everything that Kaleil stated. I think there’s really two ways that the combined organization benefits from the Multicast customer contribution. One is the enhancement and features and products and services that we can layer on and tap into in a greater share of the wallet for the customers that we serve today like, FedEx and Delta Airlines and some of these large enterprise customers that are going to benefit from the broader solution set that KIT brings to the table. Most of our emphasis has been on browser-based delivery. When you consider the fact that KIT has a real expertise in mobile and over-the-top and set-top box delivery, those products and features and services will enable us to tap a greater portion of the wallet from these customers that we’re currently servicing.

What hasn’t really been emphasized on this call which I think should be noted is the fact that we have great relationships with the major CDNs, Akamai, Limelight and Level 3, all of which serve as our back-end delivery partners, but they also serve as sales channel partners for us—in having an international footprint that we can sell, again, to enable us to sell alongside these content delivery partners not only in the U.S. but abroad. So, I think there are several ways for us to extract value through this combination. One is to obviously enhance the products and features and tap into a greater share of the wallet, but also expand our partnership relationships by tapping into a global footprint that the combined organization can afford these partners and partnerships.

Steve Emerson:                                    But, can you answer in your own mind what the financial opportunity is on a per client basis? Are we dealing with a 50% to 100% increment as these clients utilize the rest of the product suite?

Kaleil Isaza Tuzman:                          Steve, I’m going to interject there and say, we’re not prepared at this time to give you a number there, but clearly you can interpolate, you know what our organic growth was for last year, you know what it was the year before that and you know what we have given guidance for this year. And, as we’ve said, we intend to get a contribution on a growth basis at the margin from the Multicast acquisition. So, I think the numbers are there—probably you’re able to interpolate, but we’re not going to go into more detail at this time.

Steve Emerson:                                     Thank you.

Kaleil Isaza Tuzman:                          Thanks.

Operator:                                               At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Isaza Tuzman. Sir, please proceed.

Kaleil Isaza Tuzman:                          Thanks operator. Thank you everyone. I apologize that we had a number of questions that we weren‘t able to field, but we promised you we’ll get this done in a fixed amount of time. We always end these calls with our e-mails and we’re available literally 24/7 because we’ve got folks on the call—I’m in Los Angeles at the moment, Lou’s in Atlanta. Gavin is in Prague and Robin’s in Singapore—so, it’s probably our most distributed investor call ever. We are going to be doing our March 30th earnings call by video by the way. So, we’re going to be eating our own cooking on that and we’re excited to be able to broadcast to you at the end of our earnings call.

My e-mail is kaleil@kitd.com; Gavin is gavin@kitd.com; Lou is lou@kitd.com; and robin is robin@kitd.com.

Thanks everyone for your support.

Operator:                                              Thank you ladies and gentlemen for joining us today for our presentation. You may now disconnect and enjoy